E-Bait Inc.
                               E Commerce Web Site
                                    Agreement

THIS AGREEMENT made and entered into on this 12th day of June, 2000, by E-Bait, Inc. having offices at 2279 Segundo Court, #4, Pleasanton, California 94588 (hereafter referred to as E-Bait). and between Hawg Wild Enterprises Inc. manufacture of Hawg Wild and Hot Hooks Lures, having offices at 800 Wisconsin St Box 17. Eau Claire Wisconsin, 54703 (hereafter referred to as Hawg Wild)

WITNESSETH:

     WHEREAS, E-Bait is a business specializing in the building of E Commerce Web Sites'

     WHEREAS, E-Bait desires to enter into an agreement as an independent contractor whereby E-Bait will provide marketing and database services for HAWG WILD; and

     WHEREAS, the parties hereto desire to enter into an agreement which will define their rights and responsibilities toward each other.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained, the parties hereto agree as follows:

3. E-Bait shall at all times act as an independent contractor in the transaction of its business. Nothing contained in this Agreement shall be construed to create the relationship of employer and employee between HAWG WILD and E-Bait.

4. This Agreement shall commence on the date hereof and will terminate on the earliest of the following:

D.   Twelve (12) months from the date of this Agreement;

III. Cause shall be determined solely by the following: Dishonesty related to independent contractor status with HAWG WILD.

IV.  Failure to pay as described in section 6;

E.   Upon termination for cause by E-Bait upon ten (10) days written notice.

F.   Cause shall be determined solely by the following:

III. Dishonesty related to material facts regarding the development of the company's products;

IV.  Any other neglect, act or omission detrimental to the conduct of E-Bait.

12.  E-Bait will provide a full e commerce web site.

13. E-Bait shall be responsible for the payment of all expenses and taxes or other liabilities, which E-Bait incurs due to the receipt of any compensation as a result of this Agreement.

14. E-Bait shall be free to exercise its own judgment as to the time, place and manner of its actual marketing activities related to this Agreement. HAWG WILD acknowledges that E-Bait is engaged in other business activities and that it will continue such activities during the term of this Agreement. E-Bait shall not be restricted from engaging in other business activities during the term of this Agreement.

15. HAWG WILD will pay 30 percent (excluding shipping costs) of all sales made on or from the E-Bait site.

16. E-Bait will bare the responsibility of credit card processing and it's associated fees. E-Bait will make payments within 30 days after each sale or on the first day of every month.

17. This contract terminates on June 12, 2001 or twelve (12) months from the date of this agreement.

18. In the event that any claim, lawsuit or controversy arises or is brought against HAWG WILD or E-Bait as a result of any action or inaction of E-Bait or HAWG WILD, the expenses incurred, including reasonable attorneys' fees shall be borne by the losing party.

19. This agreement shall supersede all former agreements, which may have existed between the parties hereto, whether oral or written. Neither party may assign this contract nor any payment nor benefits to which the parties may become entitled, without prior written consent.

20. This Agreement shall be deemed a California contract and governed by the laws thereof. Any provision of this Agreement prohibited by the laws of any state shall, as to such state, be ineffectual only to the extent of such prohibition and shall not invalidate the remaining provisions of this Agreement.

21. Any controversy or claim arising out of or relating to this contract, or the breach thereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.


IN WITNESS HEREOF, the parties hereto have executed this document as of the date and year written below.


BY: /S/ Mike Boettcher                  Date: June 12, 2000
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Mike Boettcher President
Hawg Wild Enterprises, Inc.


BY: /S/ Tom Farrell                     Date: June 12, 2000
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Tom Farrell, Vice President
E-Bait, Inc.